EXHIBIT 10.1

FHLBank San Francisco (the “Bank”)

Conditions of Employment for Named Executives

Employment Status

Pursuant to the Federal Home Loan Bank Act, the Bank’s employees, including the Bank’s Chief Executive Officer and other four most highly compensated executive officers as of December 31, 2004 (Dean Schultz, Ross J. Kari, Steven T. Honda, Lisa B. MacMillen, and Lawrence H. Parks) (the “named executive officers”) are “at will” employees. Each is free to resign his or her employment at any time and the Bank is free to terminate his or her employment at any time for any reason or no reason, with or without cause and with or without notice.

Each of the named executive officers receives a base salary and is eligible to participate in the Bank’s executive incentive compensation plans and comprehensive benefit programs, including both qualified and nonqualified retirement benefit plans. Base salaries for 2005 for the named executive officers are: Dean Schultz—$600,000, Ross J. Kari—$465,000, Lawrence H. Parks—$330,000, and Steven T. Honda—$273,700. The 2005 base salary for Lisa B. MacMillen, Senior Vice President and Corporate Secretary, who was a named executive officer as of December 31, 2004, is not provided since Ms. MacMillen resigned as the Bank’s general counsel effective April 1, 2005. The named executive officers are also eligible to receive reimbursement for financial planning, health club membership, and building parking expenses incurred each year up to a maximum amount of $12,000 annually and does not vary per executive.

An employee of the Bank, including the named executive officers, may receive severance benefits under the Bank’s current severance policy in the event that the employee’s employment is terminated because of the elimination of the employee’s job or position or because a substantial job modification results in the employee being unqualified or unable to perform the revised job. Severance pay under the severance policy is equal to the greater of 12 weeks of the employee’s base salary, or the sum of two weeks of the employee’s base salary (three weeks for vice presidents and more senior officers) plus two weeks of the employee’s base salary (three weeks for vice presidents and more senior officers) for each full year of service at the Bank (prorated for partial years of service). Employees eligible for benefits under the Bank’s severance policy will also receive one month of continued health and life insurance benefits and, in the Bank’s discretion, outplacement assistance.